Exhibit 5.1

December 2, 2005

Avanex Corporation

40919 Encyclopedia Circle

Fremont, California 94538

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about December 2, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933 of 57,079,894 shares of common stock, to be sold by certain security holders listed in the Registration Statement. As your counsel, we have examined the transactions taken and proposed to be taken in connection with the sale of such shares by such security holders in the manner set forth in the Registration Statement.

It is our opinion that such shares, if sold by such security holders in the manner set forth in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the General Corporation Law of the State of Delaware, and the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws or as to any matters of municipal law or the laws of any other local agencies within the state.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.